Exhibit 10.3

Dated July 1, 2010

Sevcon Limited

and

Paul N. Farquhar

Service Agreement

Muckle LLP
Time Central
32 Gallowgate
Newcastle upon Tyne
NE1 4BF

Parties

(3)	Sevcon Limited incorporated and registered in England and Wales with company number 500106 with its registered office is at Kingsway South, Gateshead, Tyne and Wear, NE11 0QA, U.K. (Company); and
(4)	Paul N. Farquhar of 3 Duxbury Park, Washington, Tyne and Wear, NE38 8BJ, U.K. (Director).

It is agreed

35.	Interpretation

35.1	The definitions in this clause apply in this Agreement:

Appointments	the Director's appointments to roles within a Group Company;
Board	the board of directors of TOS and (except when used in the definition of “Change of Control”) includes any committee of the Board duly appointed by it;
Business	the business of any Group Company;
Capacity
as agent, consultant,  director, employee, owner, partner, shareholder or in any other capacity provided that the Director may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company that is listed or dealt in on a recognised stock exchange;
the chairman of the Board;

Chairman
Change of Control
the occurrence of any of the following events:
(i) any person (other than TOS, any trustee or other fiduciary holding securities under an employee benefit plan of any Group Company, or any corporation owned directly or indirectly by the stockholders of TOS in substantially the same proportion as their ownership of stock in TOS) is or becomes the beneficial owner, directly or indirectly, of securities of TOS representing 50% or more of the combined voting power of the then outstanding securities of TOS (other than as a result of acquisitions of such securities from TOS;
(ii)           individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director hereafter whose election, or nomination for election by the TOS stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of TOS) shall be, for purposes of this Agreement, considered to be a member of the Incumbent Board;

(iii)           the consummation of a merger, share exchange or consolidation of TOS or the Company with any other corporation (each, a “Business Combination”), other than (A) a Business Combination that would result in the voting securities of TOS outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of TOS or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the assets of TOS either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (B) a merger, share exchange or consolidation effected to implement a recapitalization of TOS (or similar transaction) following which no person is or becomes the beneficial owner of 50% or more of the combined voting power of then outstanding securities of TOS; or
(iv)           the consummation of the sale or other disposition by TOS of all or substantially all of the assets of TOS, but excluding the sale or spin-off of a product line, business unit or line of business if the remaining business is significant;
and, for purposes of this definition of “Change of Control,” “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, and “beneficial owner” shall have the same meaning as when used in Rule 13d-3 under that Act.

Compensation Committee	such committee of the Directors of TOS as shall have responsibility for determining remuneration from time to time;
Confidential Information
Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to):
the formulae, processes, research projects or other technical data of any Group Company;
the identities of the customers and potential customers of, or suppliers and potential suppliers to, any Group Company (collectively, “Business Partners”) and any other information obtained by any Group Company in relation to any Business Partner;
new products or services to be sold or supplied or proposed to be sold or supplied by any Group Company;
any Group Company’s pricing policies and private terms of business relating to its suppliers and customers;
any systems, methods or other computer software developed and sold by any Group Company;
the dealings or transactions or other business affairs of any Group Company, its finances or management accounts;
any information which any Group Company has access to only by virtue of a duty of confidence to any third party; and
any information relating to the private affairs or personal details of any employee, shareholder, director, supplier or customer or prospective customer of any Group Company;
whether or not such information (if in anything other than oral form) is marked confidential;

Customer	any firm, company or person who, during the 36 months prior to Termination, was a customer of or in the habit of dealing with any Group Company;
Employment	the employment of the Director by the Company on the terms of this Agreement;
Garden Leave	any period during which the Company has exercised its rights under clause 21;
Group Company	the Company, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or of any such holding company;
Pre-Contractual Statement
any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Employment other than as expressly set out in this Agreement;

Salary	the sum payable to the Director under clause 7.1;
Subsidiary
in relation to a company (a holding company) means a subsidiary (as defined in section 1159 of the Companies Act 2006) and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company;

Termination	the termination of the Director's Employment or Appointments howsoever caused (including, without limitation, termination by the Company in repudiatory breach of contract);
TOS	Tech/Ops Sevcon, Inc. of 155 Northboro Road, Southborough, MA 01772, United States of America;

35.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

35.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

35.4	A reference to one gender includes a reference to the other gender.

36.	Employment

36.1	The Company will employ the Director as Chief Financial Officer of the Company.

37.	Place of Employment

37.1
The Director shall be based at the Company’s premises situated at Kingsway, Team Valley, Gateshead (the “Headquarters”) but the Company reserves the right to require the Director to travel on the business of the Company or any Group Company and to carry out his duties at any other location for any period of time which the Company or TOS shall from time to time determine, save that the Director shall not be required to work outside the UK for a consecutive period in excess of 3 weeks and for more than 3 months in any consecutive period of 12 months.   It is an express condition of the Director's employment with the Company that the Director can at all times gain lawful entry to the U.S.A. for the purposes of carrying out his duties.

38.	Main Duties

38.1
Any oral instructions or written descriptions of the Director’s job, duties and responsibilities (including those set out in Schedule 1) should serve as a guide to the major areas for which the Director will be accountable.  Because of the changing nature of the business the obligations on the Director will inevitably vary and develop.  The Company reserves the right at any time during the Employment on reasonable notice to require the Director to undertake any duties in addition to his duties as Chief Financial Officer, which fall within his capabilities and are commensurate with the Director’s position as Chief Financial Officer and with the Director's Appointments.  The Director will report to the Board through the Chairman as appointed from time to time.

38.2	The Director agrees to act in the best interests of the Company and any Group Company at all times and to put the Group Companies’ financial interests before his own.

38.3	In addition to his appointment as Chief Financial Officer, the Director may be required by the Board for any period covered by this Agreement and without being entitled to further remuneration:

38.3.1	to act as an officer or director of any Group Company or hold any other appointment or office as nominee or representative of any Group Company; and

38.3.2	to carry out all or any duties under this Agreement on behalf of any Group Company.

38.4
The Director will at all times promptly give the Board through the Chief Executive Officer as appointed from time to time (in writing if requested) all information, explanations and assistance that the Board may require in connection with the business or affairs of any Group Company and his Employment.

38.5
The Director shall abide by his fiduciary duties to any Group Company of which he is an officer or director and not do anything that would cause him to be disqualified from acting as an officer or director.

38.6
If during the Agreement the Director ceases to be a director of any Group Company (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the relevant Group Company, as amended from time to time, or by statute or court order) this Agreement shall continue with the Director as an employee only and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Director shall have no claims in respect of such cessation of office.

39.	Duration

39.1
The Employment with the Company shall continue subject to the provisions for termination contained in clauses 5.3, 16.2 and 18 unless and until terminated by the Company giving to the Director not less than 6 months notice in writing, or the Director giving to the Company not less than 3 months notice in writing, to terminate the Employment.

39.2	The Director’s continuous employment with the Company commenced on 2 April 2007.

39.3	Notwithstanding the provisions of clause 5.1 this Agreement will expire on the Director’s 65th birthday subject to the Director’s rights under any applicable age discrimination legislation.

39.4
The Company shall be under no obligation to assign to the Director any powers or duties or to provide him with any work and the Company may in circumstances in which the Board reasonably believes that the Director may be guilty of misconduct or in breach of this Agreement (in order that the circumstances giving rise to that breach may be investigated) suspend the Director from the performance of his duties or exclude him from any premises of any Group Company.  Salary and benefits will continue to be paid during the course of any period of exclusion or suspension.

40.	Time and Attention

40.1
During the course of this Agreement the Director shall devote such time and attention to the business of any Group Company as the Board and Chief Executive Officer shall from time to time reasonably require and shall work at such times and for such periods as the efficient and conscientious discharge of his duties reasonably requires.

40.2
The Director shall at all times and in all respects conform to and comply with the reasonable directions of the Board and Chief Executive Officer and shall not without its prior written consent, engage in or be otherwise interested in any capacity whatsoever in any business other than that carried on by any Group Company.

40.3
The Director may not hold any non-executive directorship outside any Group Company without the prior written consent of the Board and Chief Executive Officer.  If such consent is given the Director shall be entitled to hold no more than one non-executive directorship at any time.

40.4
Nothing in this Agreement shall preclude the Director from holding or being otherwise interested in any shares or other securities in any company which is for the time being quoted on any Recognised Investment Exchange, so long as the interest of the Director does not, without the prior written consent of the Board (such consent not to be unreasonably withheld), extend to more than 5% of the aggregate amount of such securities.

40.5	The Director acknowledges and agrees that for the purposes of the Working Time Regulations 1998 (as amended) he is a self-managing executive in accordance with the provisions of Regulation 20.

41.	Salary

41.1
Subject to clause 9 the Company shall pay the Director a salary at the rate of £110,000.00 per annum (less tax, National Insurance contributions and other deductions required by law or as the Director may authorise from time to time).

41.2	The Salary shall accrue from day to day and be paid in accordance with Company practice from time to time directly into such bank account as the Director shall nominate.

41.3	The Salary shall, unless otherwise agreed in writing, subject to clause 10 be inclusive of all fees payable to the Director under this Agreement.

41.4	It will be the Director’s responsibility to ensure the Company has his bank details and it is the Director’s duty to inform the Company of any changes to his personal details.

42.	Recovery of Money Owed

The Company may recover from the Director any sum which he owes any Group Company from time to time, including but not limited to any overpayment of the Salary or any withholding or other tax required to be withheld or paid by such Group Company with respect to any amount payable or securities issuable to the Director, by deducting it from any sums payable to the Director (including the Salary) by the Company whether by way of one deduction or a series of deductions and the Director authorises the Company to make such deductions as it deems appropriate after receiving reasonable written notice of the Company's intention to make any such deduction and the Director agreeing to such deduction.

43.	Review

The Salary shall be reviewed annually and may be increased by such amount as the Compensation Committee of the Board at its absolute discretion shall think fit on 1st January each year.  There will be no review of the salary after notice has been given by either party to terminate the Employment.

44.	Bonus

In addition to the Salary the Director shall be entitled to become a member of the Company's bonus scheme for any particular period if the Compensation Committee at its absolute discretion considers it appropriate subject to the rules of the bonus scheme as amended by the Compensation Committee in its discretion from time to time provided always that participation in a bonus scheme for any particular period shall not confer any entitlement to participation in any future bonus scheme.

45.	Private Medical Health Care

45.1
Subject to the Director complying with all reasonable conditions including medical examinations and subject to the rules of the scheme the Company shall provide private health insurance for the Director, his wife and his children under the age of 21 and still in full time education in such manner and amount as the Board shall at its absolute discretion from time to time determine.

45.2
If the insurance provider refuses for any reason to provide private medical insurance benefit to the Director or the Director's family the Company shall not be liable to provide any replacement benefit of the same or similar kind if the cost of alternative cover is significantly more expensive to the Company.

45.3
The Company reserves the right on reasonable notice and after proper consultation with the Director to change the provider with whom the policy is maintained, to change the conditions of the policy (including the basis of cover or scale or level of benefit) or to discontinue private health insurance altogether and/or terminate the Director’s cover under any such policy provided that in the case of such discontinuance or termination, the Company shall have first used its reasonable endeavours to provide suitable alternative cover for the Director, his wife and his children under the age of 21 and still in full time education without significant increase in cost to the Company.

46.	Life Assurance

46.1
Subject to the Director complying with all reasonable conditions including medical examinations the Director shall be eligible to participate in the Company’s life assurance scheme for time to time in force subject to the rules of the scheme and subject to the rules of any related policy of insurance and/or any applicable HM Revenue & Customs rules.

46.2
If the insurance provider refuses for any reason to provide life assurance benefit to the Director the Company shall not be liable to provide to the Director any replacement benefit of the same or similar kind if the cost of alternative cover is significantly greater for the Company.

46.3
Currently the Company provides cover at the rate of 4 times the Director’s basic salary.  The Company reserves the right on reasonable notice and after proper consultation to change the insurance company with which its scheme is maintained, to change the rules of its scheme (including the basis of cover or scale or level of benefit), to discontinue life assurance cover altogether and/or to terminate the Director’s participation in any such scheme provided that in the case of such discontinuance or termination, the Company shall have first used its reasonable endeavours to provide suitable alternative cover for the Director  without significant increase in cost to the Company.  The trustees of the scheme have discretion as to the ultimate beneficiary of any life assurance benefit payable under the Company’s life assurance scheme from time to time in force.

47.	Pension

47.1
The Director shall be entitled to remain a member of the Company pension scheme of which the Director is a member on the date of this Agreement (the “Pension Scheme”), on the terms and conditions of the Pension Scheme as set out in the Pension Scheme rules from time to time in force.   If there is a Change of Control, the Company shall (without limit of time) ensure that the Director is provided with a pension scheme providing the Director with benefits which are the same as or are equivalent to the benefits being provided to the Director under the Pension Scheme as at the date of this Agreement.

48.	Holidays

48.1
The Director shall in addition to the usual public, statutory or bank holidays in England and Wales be entitled to 25 (twenty five) working days holiday per annum paid at the normal basic rate of pay.  Annual holiday entitlement must be taken within the Company’s holiday year which will commence on the first day of January in each year.

49.	Holiday Pay on Termination

The Company may at its absolute discretion require the Director to take any holiday during any period of notice and may require the Director to work out his notice period in full in order to effect the smooth hand-over or finish any outstanding work.  Any holiday pay due to the Director on termination of his Employment will be calculated by deducting holidays already taken from the amount of holiday accrued in that holiday year to the date of leaving.

50.	Sickness

50.1	In the event of the Director becoming temporarily incapacitated for work due to sickness or injury the following provisions will apply:

50.1.1
the Director will inform the Company without delay of such injury or incapacity and in respect of periods of absence exceeding five working days will provide the Company with a certificate of his illness or injury signed by a registered medical practitioner or such other evidence as the Company shall reasonably require;

50.1.2
for cumulative periods of up to 2 (two) weeks absence (Initial Absence) during any calendar year the Company will pay to the Director his full salary due under this Agreement.  Such payment will include any entitlement to statutory sick pay (SSP);

50.1.3
the Company may pay the Director 90% of his full salary due under this Agreement for up to 11 weeks immediately following the Initial Absence in accordance with the Company's SSP & Company Sickness Benefit Scheme.

50.1.4
for any period in excess of 13 weeks during any calendar year the Company shall only be obliged to pay the Director his statutory entitlement to SSP.  However, it may at its absolute discretion elect to pay the Director such sum in addition to SSP for such period (if any) as it thinks fit.

50.2
If the Director is incapacitated as stated in clause 16.1 for a period or periods amounting in aggregate to more than 26 weeks in any 52 week period then the Company may terminate this Agreement by giving the Director six months written notice.

50.3
If the Director is absent from work because of any injury or condition (physical or mental and whether or not sustained in the course of his duties) caused wholly or partly by any act or omission of any person, firm, company or organisation (other than any Group Company) from whom the Director may be entitled to recover compensation or damages, any sum paid by the Company to the Director shall be an interest free loan (subject to the Companies Act 2006 or other relevant legislation) to the Director repayable immediately by the Director to the Company on recovery by him of any such damages or compensation in relation to lost earnings and at no stage shall exceed the sums recovered by the Director from such third party in relation to lost earnings.

50.4
The Director may at the Company’s expense be required during the course of the Employment to attend a medical practitioner for the purpose of a medical examination or test to determine his fitness for continued employment with the Company.  The Director shall, in so far as is reasonably possible, ensure prompt delivery of any resulting report to the Company and authorises the Company to have access to it, subject to the Director’s rights under the provisions of the Access to Medical Reports Act 1998 (as amended) and the provisions of Part 4 of the Data Protection Code of Practice.  Any entitlements under clause 16.1.2 will be conditional on the Director complying with the terms of this clause.

51.	Change of Control

51.1
If there is a Change of Control and, within 12 (twelve) months following the Change of Control, the Company serves notice to terminate the Employment (other than for cause in accordance with clause 18), the notice period required from the Company under clause 5.1 shall increase to 12 months and any payment in lieu of notice payable under clause 20 shall be calculated by reference to such increased notice period.

51.2
For the avoidance of doubt such increased notice period shall not extend beyond the Employee's contractual retirement age (or such later date as may subsequently be agreed to be the Employee's retirement age) as detailed under clause 5.3.

51.3	If there is a Change of Control, the Director shall not be required to be based at any location that is more than 35 miles from his home (as of the date of the Change of Control).

52.	Termination

52.1
Notwithstanding any other provision of this Agreement, the Company shall be entitled to terminate the Director’s Employment summarily without giving notice or making payment in lieu of notice and without being liable to pay the Director any damages or compensation or remuneration whatsoever, on or after the occurrence of any of the following events (which may save where the context otherwise requires occur either in the course of or outside the discharge of his duties under this Agreement):

52.1.1
if the Director commits any act of gross misconduct whether during or outside the course of his Employment or gross incompetence during the course of his Employment, in either case if such an act is prejudicial to the interests of any Group Company;

52.1.2	if the Director refuses to carry out any lawful duties reasonably required of him under this Agreement;

52.1.3	if the Director is in fundamental breach of any material provision of this Agreement which on its own would constitute a repudiatory breach of this Agreement;

52.1.4
if after having received a warning in writing from the Board in respect of poor performance in relation to notified performance criteria the Director continues to perform his duties to an unsatisfactory standard;

52.1.5
if the Director is adjudicated bankrupt or compounds with his creditors or has a county court administration order made against him under the County Court Act 1984 or if he is convicted of any criminal offence punishable with at least six month's imprisonment, whether or not such a sentence is actually imposed or if he becomes of unsound mind or becomes a patient under the Mental Health Act 1983;

52.1.6
fails or ceases to meet the requirements, recommendations or regulations of any regulatory body whose consent is required to enable the Director to undertake all or any of his duties under the Agreement;

52.1.7
if the Director, without the express written consent of the Board, resigns or ceases to hold office as a director of the Company or any Group Company of which he has been appointed a director or if the Director becomes prohibited by law from being a company director;  or

52.1.8
if the Director engages in conduct of a discriminatory nature or commits any act of harassment of a fellow director or employee of the Company or any Group Company or any customer, prospective customer or supplier of the Company or any Group Company whether during the course of his Employment or otherwise.

52.1.9
if the Director is guilty of a serious breach of the rules or regulations as amended from time to time of or any regulatory authorities relevant to any Group Company or any code of practice issued by the Company (as amended from time to time), except in the case that such breach is capable of remedy where the Company will provide the Director with a written notice requiring remedy within a reasonable period of the date of that notice and in which case, the Company shall not terminate this Agreement under this clause 18.1.8 until the period set out in the notice has expired with the breach remaining un-remedied by the Director.

52.2
The rights of the Company under clause 18.1 are without prejudice to any other rights that it might have at law to terminate the Agreement or to accept any breach of this Agreement by the Director as having brought the Agreement to an end.  Any delay by the Company in exercising its right to terminate shall not constitute a waiver thereof.

53.	Property to be Returned on Termination

On termination of this Agreement the Director is required to deliver to the Company before the end of his Employment, or immediately after should his Employment terminate without notice, all Confidential Information and all property (including but not limited to papers, documents, keys, disks, diaries, address books, plans or any other medium for storing information and credit cards) belonging to any Group Company.  The Director will be required to sign an undertaking that all such property has been duly returned.

54.	Payment in Lieu of Notice

54.1
The Director agrees that at its absolute discretion the Company may make a payment of Salary in lieu of the whole or any part of any unexpired period of notice of termination given by either party.   For the avoidance of doubt this clause does not give the Director a contractual right to receive a lump sum payment in lieu of notice (Payment in Lieu). The Payment in Lieu shall not include any element in relation to:

54.1.1	Any bonus or commission payment that might otherwise have been due during the period for which the Payment in Lieu is made; and

54.1.2	Any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made; but

54.1.3	Shall include a sum equivalent to the fair value of any other benefits of employment provided under the terms of this Agreement at the date that the Payment in Lieu is made.

54.2
Where the Company terminates this Agreement other than in accordance with clause 18 and without exercising its option to make a payment in lieu of notice under clause 20.1 any damages to which the Director may be entitled shall be calculated in accordance with the common law principles including those relating to mitigation of loss.

55.	Garden Leave

55.1
Once notice to terminate the Director's Employment has been given by either party the Company may at any time and for any period(s) suspend the Director from performing all or any part of his job and/or exclude the Director from entering any premises of any Group Company provided that the Company shall continue to pay the Salary and provide the contractual benefits (including any bonus) due to the Director under this Agreement.  Such suspension shall not affect the Director’s duties of fidelity and good faith or any of his other obligations under this Agreement or any other agreement with any Group Company.

55.2	There shall be no obligation on the Company to provide work for the Director :

55.2.1
after service of notice to terminate his Employment whether such notice is given by the Company or the Director or whether either party to this Agreement otherwise purports to terminate the Director’s Employment;

55.2.2	during any period in which the Company is carrying out a bona fide investigation regarding any acts or defaults by the Director; or

55.2.3	during any period of suspension under clause 21.1.

55.3	Any period spent by the Director on Garden Leave shall count towards the period for which the restrictions referred to in clause 22 of this Agreement apply.

55.4
During any period of Garden Leave under this clause 21 the Director shall, at the written request of the Board, immediately resign (without claim for compensation) from all Appointments or directorships or offices which he may hold in any Group Company and from any other appointments or offices he holds as nominee or representative of any Group Company. In the event of his failure to do so within seven days the Company is irrevocably authorised to appoint some person in the Director’s name and on his behalf to sign any documents or do anything that is necessary or desirable to effect such resignation.

56.	Post-termination Restrictions

56.1
In consideration of increased termination notice provisions and in order to protect the Confidential Information to which he has access as a result of the Appointments and the goodwill of the Group Companies, the Director covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not, during the Employment and:

56.1.1
for 12 months after Termination, solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Customer with a view to providing goods or services to that Customer in competition with the Business; or

56.1.2
for 12 months after Termination in the course of any business concern which is in competition with the Business either within the UK or abroad , offer to employ or engage or otherwise endeavour to entice away from any Group Company any employee of such Group Company; or

56.1.3	for 6 months after Termination, be involved in any Capacity with any business concern either within the UK or abroad which is (or intends to be) in competition with the Business; or

56.1.4
for 12 months after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Customer in the course of any business concern either within the UK or abroad which is in competition with the Business; or

56.1.5
for 12 months after Termination, interfere, or seek to interfere, with the continuance of supplies or services to the Business from the Fideltronik Group, KeyTronicEMS or any supplier who has been supplying goods or services to the Business at any time during the 12 months immediately preceding Termination if such interference causes or would cause that supplier to cease supplying, or reduce its supply of these goods or services; or

56.1.6	at any time after Termination, represent himself as connected with any Group Company in any Capacity; or

56.1.7
at any time after Termination, make any statement or take any action that criticizes or disparages any Group Company, including without limitation any of its directors, employees, products, services, or business practices.  This non-disparagement obligation shall not affect the Director’s obligation to testify truthfully in any legal proceeding.

56.2	None of the restrictions in this clause 22 shall prevent the Director from:

56.2.1
holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company that is listed or dealt in on a recognised stock exchange; or being engaged or concerned in any business concern, provided that the Director's involvement, duties or work shall relate solely to services or activities of a kind with which the Director was not concerned to a material extent in the 12 months prior to Termination.

56.3	The restrictions imposed on the Director by this clause 22 apply to him acting:

56.3.1	directly or indirectly; and

56.3.2	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

56.4	The periods for which the restrictions in this clause 22 apply shall be reduced by any period that the Director spends on Garden Leave immediately prior to Termination.

56.5
If the Director receives an offer to be involved in a business concern in any Capacity during the Employment, or prior to the expiry of the last of the covenants in this clause 22, the Director shall give the person making the offer a copy of this clause 22 and shall tell the Company the identity of that person as soon as possible after receiving the offer if such offer is of interest to him.

56.6	The Company and the Director entered into the restrictions in this clause 22 having been separately legally advised.

56.7
Each of the restrictions in this clause 22 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

56.8
The Director will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 22 (or such of those restrictions as may be appropriate) in relation to that Group Company.

57.	Confidentiality

Without prejudice to the Director’s common law obligations to keep secret all information provided to the Director or gained in confidence, the Director undertakes to keep confidential and not to disclose to any third party or to use himself, other than in the proper performance of his duties under this Agreement or with the prior written consent of the Board, any Confidential Information,

57.1	The Director undertakes to disclose the Confidential Information only to those to whom and to the extent to which such disclosure is necessary for the purposes contemplated under this Agreement.

57.2	The obligations contained in this clause 23 shall survive the expiry or termination of this Agreement for any reason but shall not apply to any Confidential Information which:

57.2.1	is publicly known at the time of disclosure to the Director;

57.2.2	after disclosure becomes publicly known otherwise than through a breach of this Agreement by the Director;

57.2.3
can be proved by the Director to have been received other than by being communicated by any Group Company or Business Partner, including being known by the Director prior to disclosure, or having been obtained from a third party without any restriction on disclosure on such third party of which the Director is or should reasonably be aware, having made due enquiry;  or

57.2.4
is required by law, regulation or order of a competent authority (including any regulatory or governmental body or securities exchange) to be disclosed by the Director, provided that, where practicable, the Company is given reasonable advance notice of the intended disclosure and the Director reasonably cooperates with any Group Company in seeking confidential treatment thereof.

58.	Resignation

58.1
Except with the prior approval of the Board, or as provided in the articles of association of the Company or any other relevant Group Company of which he is a director, the Director shall not resign as a director of any Group Company.

58.2
On termination of his Employment for whatever reason at the written request of the Board the Director will resign as a director of the Company and any other Group Company of which he is a director (without claim for compensation) and if he fails to do so within seven days of termination of his Employment the Company is irrevocably authorised to appoint any person in the Director’s name and on his behalf to execute any documents and to do all necessary acts to effect the Director’s resignation from any relevant office.  After termination of his Employment (howsoever arising), the Director will not without the prior written consent of the Company at any time represent himself still to be connected with the Company or any Group Company.

59.	Disciplinary and Grievance Procedures

The Employment is subject to the Company's disciplinary and grievance procedures and policies from time to time in force.  These do not form part of the Director’s contract of employment.

60.	Data Protection

60.1
The Director shall be obliged to comply with any policy introduced by any Group Company to comply with data protection legislation.  The Director consents to the obtaining, processing and disclosure by any Group Company of personal data (as defined in the Data Protection Act 1998) relating to him as necessary for the performance of this Agreement, his Employment and the conduct of the Company’s business or any proposed sale of the Company.

60.2
The Director acknowledges and accepts that any Group Company has a legitimate right to monitor all communications including telephone calls, correspondence, faxes, e-mails and internet access and agrees that any Group Company has the right to access all of such communications and consents to any Group Company taking whatever actions it considers appropriate to ensure that any Group Company equipment is used only for legitimate business purposes.

61.	Notices

61.1
Any notice given under this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at (in the case of the Company) its registered office for the time being and (in the case of the Director) his last known address by sending it by fax to the fax number notified by the relevant party to the other party or by email to the email address notified by the relevant party to the other party. Any such notice shall be deemed to have been received:

61.1.1	if delivered personally, at the time of delivery;

61.1.2	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

61.1.3	in the case of fax, at the time of transmission.

61.2
In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post or that the notice was transmitted by fax to the fax number of the relevant party.

62.	Collective Agreement

There is no collective agreement which directly affects the employment of the Director.

63.	Entire Agreement and Previous Contracts

63.1
Each party on behalf of itself (and in the case of the Company, as agent for any other Group Company) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each of the other Group Companies) that:

63.1.1
this Agreement, the Non Competition/Non Solicitation Agreement of even date herewith between TOS and the Director (as amended from time to time)  any other agreement entered into pursuant to clause 22.8, and any award agreement under the TOS 1996 Equity Incentive Plan constitutes the entire agreement and understanding between the Director and any Group Company and supersedes any previous agreement between them relating to the Director’s Employment (which shall be deemed to have been terminated by mutual consent);

63.1.2	in entering into this Agreement neither party nor any other Group Company has relied on any Pre-Contractual Statement; and

63.1.3
the only remedy available to each party for breach of this Agreement shall be for breach of contract under the terms of this Agreement and no party shall have any right of action against any other party in respect of any Pre-Contractual Statement.

Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

64.	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

65.	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

66.	Third Party Rights

The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to any Group Company and no person other than the Director and any Group Company shall have any rights under it. The terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any third party.

67.	Governing Law

67.1	This Agreement shall be governed by and construed in accordance with the law of England and Wales.

67.2
Each party irrevocably agrees (except to the extent provided otherwise in any agreement entered into pursuant to clause 22.8) to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

Schedule 1
Director's job, duties and responsibilities
Job Description

Job Title: Chief Financial Officer, Tech/Ops Sevcon Inc. and subsidiaries

Reporting To: Chief Executive Officer

Location: Gateshead, UK

Business Units: Tech/Ops Sevcon Inc., Sevcon Ltd (UK Operations & UK
Sales), Sevcon Asia Ltd, Sevcon Japan KK, Sevcon Inc,
Sevcon S.A.S., Industrial Capacitors (Wrexham) Ltd.

Key Accountabilities:

1. To be responsible for preparing the Company’s reports to the Securities and Exchange Commission (SEC)
2. To provide to the Board accurate consolidated Management and Financial Accounts, which comply with company policy, statutory requirements and high ethical standards.
3. To maintain a system of internal accounting controls to ensure that the financial statements are free of material misstatement.
4. Review and monitoring of financial statements, cost control and reporting systems, processes and procedures.
5. Generation, formulation, and monitoring of consolidated financial forecasts and budgets.
6. Ensure that all balance sheet items are regularly reviewed to ensure that all assets are accurately valued and effectively safeguarded.
7. Ensure that cash is controlled and managed to optimise cash flow for the benefit of the business.
8. Ensure that the requirements for public disclosure of financial information are met, free from material misstatement and comply where appropriate with US and UK GAAP.
9. Participation and contribution into the formulation and execution of the Business Strategy.
10. To, with assistance where necessary, prepare and have submitted Tax returns in the various tax jurisdictions and for the public company.
11. Ensure compliance with company policy, procedures, and good practice regarding quality.
12. To ensure compliance with data protection issues throughout the Company.
13. Ensure that the training and development needs of financial personnel are effectively identified and met.
14. To work within the Board of trustees of the UK pension plans and with the advisors of non UK plans to manage, report and monitor the performance of the plans.
15. Manage the Company MIS team.
16. Review commercial and Human resources agreements.

Job Description:

The Chief Financial Officer is primary financial professional within Tech/Ops Sevcon Inc. responsible for monitoring, reporting and managing the financial processes and performance of the public Company and its subsidiaries. It is the primary role of the Chief Financial Officer to ensure the financial information in line with agreed requirements.
The jobholder provides analysis, actions, and advice to enable business opportunities to be maximised and commercial risks to be minimised. The jobholder will ensure the provision of financial data as appropriate to facilitate operational and strategic management decision making throughout the corporation in order to meet the overall business objectives.
The jobholder is a Named Executive Officer of Tech/Ops Sevcon, Inc., a director of Sevcon Ltd and a director or equivalent of other companies in the group. The jobholder will properly exercise fiduciary duties to each of these companies.

Reporting Requirements for each business unit:
1. Monthly, quarterly and annual reporting packages to appropriate timescales.
2. Quarterly reviews to agreed timescales.
3. Annual report, business plans and budget.
4. Reports on Pension, Banks and input to compensation and audit committee meetings

Executed in the manner set out below on the date hereof.

Executed as a deed by

Sevcon Limited
/s/ Matthew Boyle
acting by two directors or	………………………………………….
(signature of director)
/s/ Paul N. Farquhar
a director and its secretary	………………………………………….
(signature of director/secretary)

Signed as a deed by
/s/ Paul N. Farquhar
Paul N. Farquhar	………………………………………….
(signature)
in the presence of
/s/ Richard Clennell
………………………………………….
Signature of witness
Richard Clennell
………………………………………….
Name of witness
20 Hollydene, Kibblesworth, Gateshead, Tyne & Wear, NE11 0NR, U.K.
………………………………………….
Address Vice-President, Quality Sevcon Limited
………………………………………….
Occupation